Exhibit 10.1

December 31, 2008

Myla P. Lai-Goldman, M.D.

Executive Vice President and Chief Medical Officer

Laboratory Corporation of America Holdings

531 South Spring Street

Burlington, North Carolina 27215

Dear Myla:

This Letter Agreement confirms that Laboratory Corporation of America Holdings (the “Company”) has requested that you provide consulting services following the termination of your employment as Executive Vice President and Chief Medical Officer to assist the Company during a transition period. This will also confirm that you have expressed a willingness to provide consulting services subject to the terms and conditions set forth below:

1.	Consulting Services

Effective December 31, 2008 (the “Effective Date”), by mutual agreement, you will retire as Executive Vice President and Chief Medical Officer of the Company. As of the Effective Date, the Company agrees to engage you to serve as a consultant to the Company in a non-employee capacity, and you agree to serve the Company, during the Term, and subject to the terms and conditions set forth in this Letter Agreement.

2.	Term

The term of this Letter Agreement shall begin on January 1, 2009 and continue until April 30, 2009 (the “Term”).

3.	Duties

Your duties shall include providing consulting advice and assistance in matters referred to the office of the Chief Medical Officer; providing input and guidance in other medical, quality control/quality assurance, and business

Myla P. Lai-Goldman, M.D.

December 31, 2008

development matters including, as appropriate, participating in meetings and site visits; and other matters as mutually agreed with the Company.

4.	Time Commitment

You will be expected to spend ten (10) hours each month during the Term providing consulting services.

5.	Professional Liability Insurance

During the Term, the Company agrees to provide insurance/malpractice coverage under the Company’s professional liability insurance program to defend any lawsuit arising out of or relating to your performance of services under this Letter Agreement.

6.	Office Expense Reimbursement

The Company will provide office and administrative support during the Term, as needed by you to carry out the duties hereunder.

7.	Travel and Entertainment Expenses

You shall be reimbursed for reasonable business expenses, including travel and entertainment expenses, incurred in connection with your performance of consulting services to the Company during the Term. The Company’s normal reimbursement policies will apply to these reimbursements.

8.	Consulting Fees

You shall receive $5,000 per month for the consulting services provided in connection with this Letter Agreement. In the event that your services exceed ten (10) hours in any one month, you shall be compensated at a rate of $450.00 per hour for any hour(s) in excess of ten (10) hours. You should track any excess hours for submission via a written invoice. You expressly recognize and agree that the consulting fees paid under this Letter Agreement shall not be deemed to be a payment of any wage and, therefore, are not subject to any Federal, State, or local wage and/or withholding taxes. You acknowledge and agree that you will be responsible for the payment of any and all taxes owed on monies paid under this Letter Agreement.

9.	Transition Plan

This Letter Agreement is intended to be independent and in addition to the terms (including, but not limited to, any restrictive covenants) that you previously agreed to by an agreement dated May 24, 2004 in connection with

Myla P. Lai-Goldman, M.D.

December 31, 2008

your appointment as an Executive Officer of the Company. Accordingly, this Letter Agreement shall not amend, modify, or toll such terms, which shall remain in full force and effect.

10.	Confidentiality

Except in the course of performance of the services required to be performed hereunder, you shall not at any time, directly or indirectly through another person or entity, disclose any information related to or concerning the Company or its business practices that is not readily available to the public or those in the trade or business of commercial medical testing services.

11.	Termination

Either party may terminate this Letter Agreement upon 30 days prior written notice. This Letter Agreement will terminate on your death or your disability, which means your incapacity due to physical or mental illness such that you are unable to perform the essential functions of your duties under this Letter Agreement.

The Company very much appreciates your agreement to provide the consulting services outlined above to help assure a smooth and successful transition. Please sign a copy of this letter in the space provided below to indicate your agreement to the terms and conditions set forth above.

Very truly yours,

/s/ David P. King

David P. King

Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Myla Lai-Goldman

Myla P. Lai-Goldman, M.D.